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                                                                    EXHIBIT 99.1

                           COVER-ALL TECHNOLOGIES INC.

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:

JOHN ROBLIN
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER

               COVER-ALL TECHNOLOGIES INC. ANNOUNCES $1.8 MILLION
                   CONVERTIBLE DEBENTURES FINANCING AND FULL
               SETTLEMENT OF ITS $3 MILLION DEBT DUE IN MARCH 2002

Fair Lawn, NJ--BUSINESS WIRE--July 2, 2001--COVER-ALL TECHNOLOGIES INC., a Delaware corporation (OTC Bulletin Board - COVR and PHLX - CVA) (the "Company"), today announced that on June 28, 2001 it raised $1.8 million through a private placement of 8% convertible debentures with investors headed by the Renaissance Capital Group of Dallas, Texas. An aggregate of $1,400,000 has been sold to Renaissance US Growth and Income Trust PLC (Traded on the London Stock Exchange) and BFS US Special Opportunities Trust PLC, which are managed by Renaissance. Also, an aggregate of $400,000 has been sold to three other private investors including John Roblin, Chairman of the Board, President and Chief Executive Officer of the Company.

Immediately upon its receipt of the funds, the Company used $1,650,000 of the proceeds to fully settle its $3,000,000 principal amount 12.5% convertible debentures, due in 2002. The remainder of the funds raised from the transaction will be used for working capital purposes. The new debentures, maturing in 2008, are convertible into shares of Cover-All's common stock, $.01 par value per share, initially at $0.50 per share, subject to adjustment in accordance with the terms of the parties' respective loan agreements.

Mr. Roblin, who purchased $100,000 of debentures, stated: "We are delighted to be able to obtain this financing from Renaissance and the other investors. As agent for the leading lenders in the transaction, Renaissance Capital Group, Inc., along with the other investors have expressed their confidence in our Company and our management team. With this financing, we are able to satisfy our obligation to the holder of the 12.5% convertible debentures, which will save us more than $230,000 annually in interest payments. More importantly, we have eliminated a principal payment of $3,000,000, which was scheduled to come due in March 2002. Our principal repayments to our lenders in this new financing do not begin until 2004.

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"This is a significant event for Cover-All. The Company will recognize a gain of approximately $1,200,000 on the debt retirement. Our total debt has been reduced from approximately $3,000,000 to approximately $1,800,000 and the maturity has been extended. Our annual interest payments have been reduced by more than 60%. Although the debentures allow for conversion to 3,600,000 shares of common stock, we have reduced the number of fully diluted shares outstanding by 2,400,000 shares by retiring the prior convertible debt, 1,100,000 additional warrants from unrelated transactions expired in March 2001 and we recorded 2,500,000 shares as treasury stock in January 2001. As a result, we have fewer shares outstanding on a fully diluted basis than last year."

"I am optimistic about the future of our Company. We have resolved all material contingencies on our balance sheet. We had a positive cash flow from operations in the first quarter and we are starting to see results from our new products and renewed marketing efforts. We believe that the property and casualty insurance industry truly needs the products that we now offer."

Cover-All also announced that Mr. Russell Cleveland, President of Renaissance Capital Group, Inc., has been named to the board of directors of the Company. Mr. Roblin added, "We are excited to have been able to invite Russell Cleveland to be a member of our board. Mr. Cleveland brings with him years of experience in the financial industry. His business acumen is certain to be an asset to the board. Cover-All looks forward to his insight and his active participation in the Company's affairs."

Russell Cleveland said, "Cover-All has great potential and we are looking forward to working with management."

Utilizing the latest thin client and relational database technology, Cover-All Technologies Inc. specializes in providing Internet-enabled strategic policy and premium software solutions in the property and casualty insurance industry. More information may be obtained from the Company's web site at WWW.COVER-ALL.COM.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risk associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.